Exhibit 10.1

METROPOLITAN LIFE INSURANCE COMPANY

Mortgage Loan Application

Borrower applies for, and agrees to accept from Metropolitan Life Insurance Company or any of its subsidiaries or affiliates (“MetLife”) the mortgage loan described below (“Loan”), on the terms and conditions set forth below including, without limitation, the Closing Conditions which are attached hereto as Exhibit A.

TERMS

1. GENERAL TERMS

(a)	Property Name and Address: Hyatt Regency at Aventine Hotel located at 3777 La Jolla Village Drive, La Jolla, San Diego County, California 92122

(b)	Improvements: Comprised of the Hyatt Regency at Aventine Hotel, a 419 room, full service lodging facility (the “Hotel”) and The Sporting Club at Aventine, a three-story, 32,500 square foot sports facility and spa located at 8930 University Center Lane, La Jolla, San Diego County, California 92122 (“Sporting Club”). In addition, the Improvements include the unencumbered marketable, leasehold interest in the restaurant property known as Café Japengo located at 8960 University Center Lane, San Diego, California 92122 (“Restaurant”).

(c)	Real Property Description: Approximately 4.75 acres of land located at 3777 La Jolla Village Drive and 8930 University Center Lane, La Jolla, San Diego County, California 92122.

(d)	Loan Amount: The lesser of (i) $90,000,000, or (ii) an amount not to exceed 83% of the Total Collateral Value. Total Collateral Value means an amount equal to (a) the appraised value of the Property as determined in the MAI Appraisal (defined in the Closing Conditions), plus (b) the Capital Reserve (defined in Provision 16(a)).

The Loan will be comprised of (a) an “A” Note equal to $72,000,000 and (b) a “B” Note equal to the remaining portion of the Loan Amount but in no event shall the original principal amount of the B Note be greater than $18,000,000. The A Note and the B Note are not independent loans, but are used for definitional purposes, and are collectively known herein as the “Loan”.

(e)	Term: Five (5) years.

(f)	Amortization: Monthly payments on both the A Note and the B Note during the entire Loan term will be interest only, subject to amortization of the B Note pursuant to the terms of Provision 16(g) below.

(g)	Annual A Note Interest Rate: shall be the sum of (i) 400 basis points plus (ii) the one month LIBOR Rate (as hereinafter defined), but in no event less than 4.50%. Interest on the A Note shall be calculated on a daily basis of the actual number of days elapsed over a 360-day year.

Determination of Annual Interest Rate: The Annual A Note Interest Rate will be determined as of approximately 11:00 a.m. London time on the second Business Day prior to the Closing which initial Annual Interest Rate shall be effective as of the Closing. The Annual A Note Interest Rate will be reset by MetLife, effective the first day of the second month following the month during which the Closing occurs, and effective the first day of the first month of each successive one month period thereafter during the term of the Loan (the “Rate Reset Dates”). The Annual A Note Interest Rate will be reset as aforesaid to the rate equal to the greater of (a) 4.50% [floor rate] or (b) the sum of (i) 4.00 % plus (ii) the one month LIBOR Rate as of approximately 11:00 a.m. London time on the second Business Day prior to each of the Rate Reset Dates. “Delivery Date” means the date upon which MetLife receives this Application executed by Borrower in a form satisfactory to MetLife together with the Commitment Fee, the Non-Refundable Processing Fee and the Good Faith Deposit. A “Business Day” is a day that both (x) commercial banks in London are open for international business (including dealings in U.S. dollar deposits) and (y) MetLife is open for business in New York City. The term “LIBOR Rate” as used herein shall mean the one month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent appearing on the display designated as Reuters Screen LIBOR01 Page, or such other page as may replace LIBOR01 on that service (or such other service as may be nominated as the information vendor by the British Bankers’ Association for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits). If the aforementioned sources of the LIBOR Rate are no longer available, then the term “LIBOR Rate” shall mean the one month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent as shown on the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading “USD”.

Annual B Note Interest Rate: shall be fixed at 10.00%. Monthly installments on the B Note shall be based on a 30 day month/360 day year.

The Annual A Note Interest Rate and the Annual B Note Interest Rate are each or collectively referred to from time to time as the “Annual Interest Rate”, as the context may require.

(h)	Monthly Payment Terms: Borrower shall pay interest only in advance on the date of Closing and shall then pay interest only on the A Note and, subject to the terms of Provision 16(g) below, interest only on the B Note, in each case, in arrears, on the first day of the second month following the Closing. Thereafter, Borrower shall make payments of interest only on the A Note and, subject to the terms of Provision 16(g) below, interest only on the B Note, on the first day of each month through and including the 60th month following the Closing. The entire outstanding principal balance of the Loan together with all accrued interest and all other sums due under the Loan Documents, shall be paid on the first day of the 61st month following the Closing (the “Maturity Date”).

(i)	Prepayment Lockout Period: Not applicable.

(j)	Expiration Date: 90 days after the Delivery Date.

(k)	Non-Refundable Processing Fee: $25,000.00

(l)	Commitment Fee: 0.50% of the A Note Amount or $360,000.00

(m)	Good Faith Deposit: 1.0% of the Loan Amount, or $900,000.00

(n)	Borrower: New Aventine, L.L.C., a Delaware limited liability company, 200 West Madison, Suite 1700, Chicago, Illinois 60606 Attention: Diane Morefield, Executive Vice President & Chief Financial Officer.

Tax identification number: 20-1231237.

(o)	Liable Party(ies):

Strategic Hotel Funding, L.L.C., a Delaware limited liability company

Tax identification number: 36-4200430.

(p)	Broker: Not Applicable.-

PROVISIONS

2. CLOSING. If all of the terms and provisions of this Application including the Closing Conditions have been fulfilled on or before the Expiration Date set forth on page 1, the disbursement of the Loan (the “Closing”) shall occur on a date to be specified by MetLife, but in no event shall MetLife be required to close the Loan after the Expiration Date unless MetLife, in its discretion, elects to extend the date of Closing by written notice to Borrower.

3. PROPERTY. “Property” shall mean the Real Property, the Personal Property and the Intangible Property collectively. “Real Property” shall mean the land which is described in Provision 1(c) (although the actual description of the land will be set forth in the Mortgage) and the Improvements and all other improvements located on the land, and all fixtures, together with all easements and appurtenances. “Personal Property” shall mean the appliances, equipment, machinery, furnishings, furniture and other personal property (including intellectual property) at any time located on or used in connection with the Real Property, other than trade fixtures and other personal property of tenants. “Intangible Property” shall mean Borrower’s interest in all leases, policies of insurance, licenses, franchises, permits, goodwill, trade names, service contracts and other agreements and rights relating to the Real Property.

4. DOCUMENTATION AND APPROVALS BY METLIFE. Borrower shall execute a note which evidences the Indebtedness (the “Note”), a mortgage, deed to secure debt, or deed of trust to secure the Note (the “Mortgage”), an assignment of leases (the “Assignment”), an environmental unsecured indemnity agreement (the “Environmental Indemnity Agreement”) and such other documents as MetLife deems appropriate for the Loan. In addition, the Liable Party shall execute (a) a guaranty to guaranty the obligations of Borrower with respect to the recourse provisions of the Loan which are set forth in Provision 5(f) of this Application (the “Guaranty”) and (b) the Environmental Indemnity Agreement. The Note, Mortgage, Assignment, and such other documentation as MetLife may require in connection with the Loan are collectively referred to as “Loan Documents”. The Environmental Indemnity Agreement and Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents. The Loan Documents, the Environmental Indemnity Agreement and the Guaranty shall be in a form Approved by MetLife. Whenever reference is made in this Application or in the Closing Conditions to “MetLife’s Approval” or “Approved by MetLife”, each term means accepted or approved in writing by an officer of MetLife.

5. SPECIFIC PROVISIONS IN LOAN DOCUMENTS. In addition to any other provisions that MetLife may require, the Note and/or Mortgage shall provide for the following:

(a) Late Charge and Default Interest.

Late Charge:	4% on amounts after 7 day grace period.
Default Interest:	4% plus Annual Interest Rate.

(b) Prepayment Fee and Default Prepayment Fee. The Loan may not be prepaid in whole or in part at any time prior to its maturity date except as follows:

A Note: Commencing on the first day of the first month following the Closing, Borrower may prepay, in full and not in part, the outstanding principal balance of the A Note portion of the Loan, accrued interest and all other sums due and payable under the Loan Documents (the “A Note Indebtedness”) with a Prepayment Fee on 30 days prior written notice to MetLife. The Prepayment Fee shall be equal to 2.00% if the Loan is prepaid during months 1 through 12 of the Loan term, 1.50% if the Loan is prepaid during months 13 through 24 of the Loan term, 1.00% if the Loan prepaid during months 25 through 36 of the Loan term, 0.50% if the Loan is prepaid during months 37 through 48 of the Loan term, 0.00% if the Loan is prepaid during months 49 through 60 of the Loan term.

If the A Note is prepaid on a day other than the last day of a LIBOR interest period, Borrower shall in addition to the prepayment fee specified above, pay any actual, out-of-pocket, third party LIBOR breakage costs incurred by MetLife as a result of such prepayment.

B Note: Commencing on the first day of the first month following the Closing, Borrower may prepay, in full or in part, the outstanding principal balance of the B Note portion of the Loan, accrued interest and all other sums due and payable under the Loan Documents (the “B Note Indebtedness”, and together with the A Note Indebtedness, the “Indebtedness”) on 30 days prior written notice to MetLife. Except as set forth below, no prepayment fee will be due with respect to any prepayment of the B Note. If the A Note is prepaid, the B Note must be concurrently prepaid in full.

If a prepayment of all or any part of the Loan is made following an acceleration of the maturity date, the application of proceeds to the principal of the Loan after a casualty or condemnation, or in connection with a purchase of the Property at a foreclosure sale, then to compensate MetLife for the loss of the investment, Borrower shall pay an amount equal to the Default Prepayment Fee. Notwithstanding the foregoing, so long as Borrower makes a good faith effort to recover any Prepayment Fee which would be due as a result of a casualty or condemnation, from the insurer in the case of a casualty or from the condemning authority, then the Default Prepayment Fee due as a result of the casualty or condemnation shall be waived except to the extent recovered by Borrower. The “Default Prepayment Fee” shall be equal to the greater of (a) the present value of all remaining Partial Monthly Payments of Interest (as defined below), discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate, compounded semi-annually (to be adjusted in the event of a partial prepayment), or (b) one percent (1%) of the amount of the principal being prepaid. A “Partial Monthly Payment of Interest” shall be defined as the outstanding principal balance of the A Note multiplied by the Annual A Note Interest Rate, divided by 360, multiplied by 365 and divided by 12. The number of “remaining” Partial Monthly Payments of Interest to be used in the calculation of the Default Prepayment Fee shall be equal to the number of remaining monthly installments of interest due on the A Note to and including the Maturity Date. The “Treasury Rate” shall be set forth in the Loan Documents.

(c) Deposits for Impositions and Insurance Premiums. Borrower will make monthly deposits of all real estate and other taxes, assessments (collectively, “Impositions”) and insurance premiums in an amount equal to one-twelfth (1/12) of the annual charges for these items as reasonably estimated by MetLife until such time as Borrower has deposited an amount equal to the annual charges for these items. Borrower shall pay Impositions and insurance premiums thirty (30) days’ prior to their due date unless Borrower has paid deposits for such amounts to MetLife. The deposits shall be held by MetLife without interest being payable to Borrower and MetLife may commingle the deposits with other funds of MetLife.

Notwithstanding the foregoing so long as Hotel Manager pays, reserves or sets aside funds on a monthly basis in amounts sufficient to provide for the payment of all real estate and other taxes, assessments (collectively, “Impositions”) and insurance premiums, as and when due, MetLife will not require deposits of Impositions and insurance premiums as described in the preceding paragraph unless and until the occurrence of any of the following: (i) there is a default under the Loan Documents, the Guaranty or the Environmental Indemnity Agreement; (ii) Borrower no longer owns the Property; (iii) except as permitted and in accordance with the terms of Provision 5(d)(B), there has been a change in the Borrower or in the general partners, stockholders or members of Borrower or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Borrower; (iv) with respect to Impositions or insurance premiums, or both, as the case may be, such deposits are required in connection with a securitization or participation of the Loan; or (v) with respect to insurance premiums only, at any time Borrower fails to furnish MetLife, not later than thirty (30) days before the dates on which any insurance premiums would become delinquent, receipts for the payment of such insurance premiums or appropriate proof of issuance of a new policy which continues in force the insurance coverage of the expiring policy. Upon the occurrence of any of these events Borrower will make, or will cause Hotel Manager to make, monthly deposits of Impositions and/or insurance premiums, as applicable, to MetLife notwithstanding the fact that the default may be cured, or that the transfer or change be approved by MetLife. In the event deposits of Impositions and/or insurance premiums are required pursuant to this provision, Borrower will make, or will cause Hotel Manager to make, monthly deposits of all Impositions and/or insurance premiums, as applicable, in an amount equal to one-twelfth (1/12) of the annual charges for these items as reasonably estimated by MetLife until such time as Borrower has deposited an amount equal to the annual charges for these items. The deposits shall be held by MetLife without interest being payable to Borrower and MetLife may commingle the deposits with other funds of MetLife.

(d) Transfers.

(A) Borrower may not cause or permit, directly or indirectly, (i) any part of the Property or any interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of, or (ii) any change in the individual(s) comprising, or in the partners, or stockholders, or members or beneficiaries of, or the constituent entities owning, directly or indirectly, interests in Borrower from those set forth in this Application, or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of the general partners or members of Borrower, including, without limitation, any conversion of the Borrower or any member or general partner of Borrower to a limited partnership, a limited liability partnership or a limited liability company (collectively, “Transfers”), any such Transfers shall be an event of default under the Loan Documents. However, these prohibitions will not apply to (x) transfers of ownership as a result of the death, or in connection with estate planning, of a natural person to a spouse, son or daughter or descendant of either, or to a stepson or stepdaughter or descendant of either, or (y) Leases for occupancy of premises within the Improvements undertaken pursuant to and in accordance with the terms Article V of the Mortgage [the provisions of the Mortgage pertaining to Leases and other agreements affecting the Property]. Borrower shall pay all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by MetLife in connection with any transfer. MetLife acknowledges that the fact of Borrower or its predecessor in interest having entered into the Hotel Management Agreement (defined in Provision 15(c)) and Operating Lease (defined in Provision 6(d)), is, in each case, not subject to the prohibitions in this Provision 5(d)A).

(B) Notwithstanding the prohibitions in Provision 5(d)(A) above, subject to the conditions set forth below, the following Transfers shall be permitted without MetLife’s consent:

(i) Transfers of direct or indirect ownership interests in New Aventine, L.L.C., by, among and between Strategic Hotel Funding, LLC, a Delaware limited liability company (“Funding”), and Government of Singapore Investment Corporation (Realty) Pte Ltd. (“GICR”).

(ii) The issuance, exchange, redemption or other Transfer of common, preferred or other beneficial ownership interests in Strategic Hotels and Resorts, Inc. (“SHRI”) through the New York Stock Exchange, the NASDAQ national market, or other national or international exchange.

(iii) Transfers of ownership interests in Funding provided that at all times, (A) Funding individually or jointly with GICR (either through direct or indirect ownership interests) owns 99% of the direct and indirect ownership interests of Borrower and Operating Lessee, and Funding individually or jointly with GICR, directly or indirectly Controls Borrower and Operating Lessee, and (B) SHRI owns at least 99% of the ownership interests of Funding and Controls Funding.

Each of the Transfers permitted in Provision 5(d)(B) shall be subject to the following conditions: (i) after giving effect to the Transfer, the entity that comprises the Borrower shall continue to be able to make the representations and warranties set forth in Provisions 8 and 9 hereof and Borrower shall, upon MetLife’s request, furnish to MetLife such information as MetLife requests in order for MetLife to conduct due diligence, satisfactory to MetLife, with respect to OFAC, (ii) Borrower shall pay all costs and expenses incurred by MetLife in connection with the Transfer, including, as applicable, title insurance premiums, documentation costs and reasonable attorneys’ fees and costs, and (iii) MetLife receives written notice thereof not later than thirty (30) days prior to such contemplated transfer. Any Transfer pursuant to this Provision 5(d)(B) will not relieve Borrower of its obligations under the Note or any other Loan Documents or the Environmental Indemnity Agreement, or Liable Parties of their obligations under the Environmental Indemnity Agreement, the Guaranty, or under the Loan Documents to the extent applicable.

As used in this Provision 5(d), “Control” means the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being a managing member, general partner, officer or director of the person or entity in question) to both (A) direct or cause the direction of the management, policies, business and affairs of the Person in question, and (B) conduct the day to day business operations of the Person in question. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

(e) Secondary Financing. It will be an event of default under the Loan Documents if there is (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property, or (ii) any pledge or encumbrance of a partnership, member, shareholder or beneficial interest or other direct or indirect interest in Borrower (individually or collectively, “Secondary Financing”).

(f) Exculpation of Borrower. MetLife will look solely to the Property and the Assignment as security for the repayment of the Loan and will not enforce a deficiency judgment against Borrower except as set forth in this provision. However, nothing contained in this provision shall limit the rights of MetLife to proceed against Borrower and the general partners of Borrower and/or the Liable Party, if any, (i) to enforce any leases entered into by Borrower or its affiliates as tenant; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or waste; (iii) to recover any condemnation proceeds or insurance proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to MetLife; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower or prepaid rents for a period of more than 30 days; (v) to recover Rents and Profits [as defined in the Mortgage] received by Borrower after the first day of the month in which an event of default occurs and prior to the date MetLife acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with, the provisions of the Mortgage pertaining to hazardous materials or the Environmental Indemnity Agreement; (vii) to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Mortgage [the provisions of the Mortgage which refer to out-of-pocket expenses incurred by MetLife] and any amount expended by MetLife in connection with the foreclosure of the Mortgage; (viii) to recover costs and damages arising from Borrower’s failure to pay any insurance premiums or Impositions in the event Borrower is not required to deposit such amounts with lender pursuant to Section 5(c) hereof; (ix) to recover damages arising from Borrower’s failure to comply with the provisions of the Mortgage pertaining to ERISA; (x) to recover any damages, costs, expenses or liabilities, including attorneys’ fees, incurred by MetLife and arising from any breach or enforcement of any “environmental provision” (as defined in California Code of Civil Procedure Section 736, as such Section may be amended from time to time) relating to the Property or any portion thereof; and/or (xi) in accordance with California Code of Civil Procedure Section 726.5, as such Section may be amended from time to time, limit the right of MetLife to waive the security of the Mortgage as to any parcel of Real Property that is “environmentally impaired” or is an “affected parcel” (as such terms are defined in such Section), and as to any Personal Property attached to such parcel, and thereafter to exercise against Borrower, to the extent permitted by such Section 726.5, the rights and remedies of an unsecured creditor, including reduction of MetLife’s claim against Borrower to judgment, and any other rights and remedies permitted by law. If MetLife exercises the rights and remedies of an unsecured creditor in accordance with clause (xi) above, Borrower promises to pay to MetLife, on demand by MetLife following such exercise, all amounts owed to MetLife under any Loan Document, and Borrower agrees that it and the Liable Parties, if any, will be personally liable for the payment of all such sums.

This limitation of liability shall not apply and the Loan will be a recourse loan in the event that Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower and is not dismissed within 90 days of filing. Notwithstanding the previous sentence, neither Borrower nor Liable Party shall be personally liable for payment of the Loan merely by reason of an involuntary bankruptcy (irrespective of its duration) as to which the following conditions are satisfied (1) such involuntary bankruptcy is not solicited, procured or supported by Borrower or any Related Person (defined below); (2) there is no debt or other obligation and there are no creditors, in any case which are prohibited by the Loan Documents; (3) Borrower and each Related Person in such involuntary bankruptcy proceeding will consent to and support and perform all actions requested by MetLife to obtain relief from the automatic stay and to obtain adequate protection for MetLife; (4) none of the Borrower nor any Related Persons shall propose or in any way support any plan of reorganization which in any way modifies or seeks to modify any provisions of the Loan Documents or any of MetLife’s rights under the Loan documents; and (5) none of Borrower nor any Related Persons shall propose or consent to any use of cash collateral except with MetLife’s consent, which may be withheld in MetLife’s sole discretion. As used herein, a “Related Person” shall mean (a) any guarantor or other person or entity which is liable in any way (including contingently liable) for any part of the Loan, (b) person or entity which has any direct or indirect interest in Borrower or in which Borrower has any direct or indirect interest, or (c) any person who, by reason of any relationship with any of the foregoing, would be reasonably expected to act in accordance with the request of any of the foregoing.

Notwithstanding the foregoing, the Loan shall be recourse to Borrower and the Liable Party, if any, in the event there is a Transfer or Secondary Financing except as permitted in the Loan Documents or as otherwise Approved by MetLife.

Notwithstanding anything in this Provision 5(f) to the contrary, the liability of the Liable Party under the Guaranty shall be limited to (i) an aggregate amount of $50 million, plus (ii) the full amount of any outstanding B Note Accrual Amount, exclusive of the costs of enforcing the Guaranty (the amount under clause (i) and clause (ii), in the aggregate, the “Guaranty Cap”). Liable Party shall at all times during the term of the Loan maintain a net worth not less than the then current amount of the Guaranty Cap (“Liable Party Minimum Net Worth”). In addition, the Consolidated Group, as defined in Exhibit B, shall be and remain in compliance with the Minimum Net Worth Requirements (defined in Exhibit B) at all times during the term of the Loan. Liable Party shall provide financial statements and reports satisfactory to MetLife quarterly evidencing the Liable Party Minimum Net Worth and evidencing compliance with the Minimum Net Worth Requirements.

(g) Transfer of Loan. The Loan Documents shall provide that MetLife may, at any time, sell, transfer or assign all or any portion of the Loan, and its servicing rights with respect to the Loan, grant participations in the Loan or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in the Loan in a rated or unrated public offering or private placement (the “Securities”). MetLife may forward to each purchaser, transferee, assignee, servicer, participant, investor or prospective investor in such Securities (collectively, the “Investor”), or any “Rating Agency” rating or assigning value to such Securities, or prospective Investor all documents and information MetLife has with respect to the Loan. Borrower and Liable Party shall provide an estoppel certificate or any other documents to the Investor or the Rating Agency as may be reasonably requested by MetLife. “Rating Agency” shall mean any credit rating agency which rates or assigns values to Securities.

(h) Reports. Borrower shall deliver to MetLife in a form satisfactory to MetLife (in addition to other financial reports related to the Property which may be required) (i) an annual balance sheet and income statement for Borrower, (ii) an ARGUS© valuation file in electronic form which includes, without limitation, a then current rent roll, all income of the Property and all Property expenses, (iii) an annual operating budget for Borrower presented on a monthly basis for the upcoming twelve month period at least fifteen (15) days prior to the beginning of each calendar year, (iv) a STR and PACE Bookings Report, (v) monthly operating statements and rent rolls for the Property, STR and PACE Bookings Reports, (vi) an annual income statement for the Hotel, an annual operating budget for the Hotel presented on a monthly basis for the upcoming twelve month period at least fifteen (15) days prior to the beginning of each calendar year, and monthly operating statements for the Hotel, in the case of each of the foregoing items in this clause (vi), without adjustment for corporate overhead.

6. LEASES.

(a) Form of Lease. All existing leases and leases entered into after the Closing (the “Leases”) shall be assigned to MetLife as security for the Loan. All Leases shall be on a standard form of lease which shall be subject to MetLife’s Approval. Leases entered into after the Closing which are not on the standard form or which do not comply with the Leasing Guidelines (as defined below) must be Approved by MetLife.

(b) Leasing Guidelines. “Leasing Guidelines” shall mean the guidelines approved in writing by MetLife, from time to time, with respect to the Leasing of the Property. The following are the initial Leasing Guidelines which will be contained in the Mortgage:

(i)	All Leases shall be on the standard form of lease approved by MetLife in writing;

(ii)	All Leases shall have an initial term of at least 1 years but not more than 5 years;

(iii)	None of the Leases shall be for more than 1,000 square feet of net leasable area;

(iv)	No Leases shall be entered into if there is an event of default under any of the Loan Documents; and

(v)	All payments of rent, additional rent or any other amounts due from a tenant to a landlord under any Lease shall be made in money of the United States of America that at the time of payment shall be legal tender for the payment of all obligations.

(c) Subordination. All Leases shall be subordinate to the lien of the Mortgage and shall provide that MetLife may elect to make the Lease superior to the Mortgage and to require the tenant to attorn to MetLife. MetLife may, at its election, provide a non-disturbance agreement to any tenant. Any tenant to whom non-disturbance is granted shall execute MetLife’s standard form of non-disturbance agreement. Borrower shall pay costs and expenses incurred by MetLife in connection with granting a non-disturbance agreement.

(d) Operating Lease. The Lease Agreement dated as of January 1, 2012 by and between Borrower and New DTRS La Jolla, L.L.C., a Delaware limited liability company (the “Operating Lease”), and any amendments thereto, shall be subordinate to the lien of the Mortgage.

7. ENVIRONMENTAL INDEMNITY AGREEMENT. The Environmental Indemnity Agreement will indemnify and hold MetLife harmless from any losses, costs, damages or liabilities (including without limitation, reasonable attorneys’ fees and disbursements and/or reasonable environmental investigation costs and fees) which result from the presence of hazardous materials on or under the Property, including costs incurred in enforcement proceedings. The Environmental Indemnity Agreement shall survive repayment of the Loan or other termination of the Mortgage and is not a Loan Document.

8. ERISA REPRESENTATIONS. The Loan Documents shall contain a provision in substantially the following form, effective as of the date of the Closing:

Borrower hereby represents, warrants and agrees that (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), (ii) Borrower’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101 and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

9. REPRESENTATIONS OF BORROWER. Borrower represents that, and agrees to furnish MetLife on request evidence confirming that: (i) neither Borrower nor any general partner, member, director or officer of Borrower nor, to Borrower’s knowledge any general partner, member or shareholder of any entity which is a general partner, shareholder, or member of Borrower, is an officer or director of MetLife or is a son, daughter, mother, father or spouse of an officer or director of MetLife; (ii) neither Borrower nor any partner, member, or holder of any direct or indirect ownership interest in Borrower is a “foreign person” in accordance with those codes and regulations relating to FIRPTA (Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended); (iii) neither Borrower nor any partner, member or stockholder of Borrower is, and no legal or beneficial interest in a partner, member or stockholder of Borrower is or will be held, directly or indirectly by persons or entities appearing on a US Treasury Office of Foreign Assets Control (“OFAC”) list, with respect to which entering into transactions with such a person or entity would violate OFAC or any other law; (iv) the information and statements contained in this Application are true and correct in all material respects; (v) neither Borrower nor any partner, member or stockholder of Borrower has been convicted of, or been indicted for a felony criminal offense; (vi) neither Borrower nor any partner, member or stockholder of Borrower is in default under any mortgage, deed of trust, note, loan or credit agreement; and (vii) neither Borrower nor any partner, member or stockholder of Borrower is involved in any litigation, arbitration, or other proceeding or governmental investigation pending which if determined adversely would materially adversely affect Borrower’s ability to perform in accordance with the Loan Documents.

10. FEES AND GOOD FAITH DEPOSIT. The following fees and Good Faith Deposit shall be delivered to MetLife when Borrower submits this Application:

(a) Non-Refundable Processing Fee. Funds in the amount of the Non-Refundable Processing Fee shall be wire transferred to MetLife when Borrower submits this Application. If agreed to by MetLife, the Non-Refundable Processing Fee may also be in the form of a cashier’s or certified check. Borrower acknowledges that the Non-Refundable Processing Fee has already been earned by MetLife and that no portion of this fee will be returned under any circumstances whatsoever.

(b) Commitment Fee. Funds in the amount of the Commitment Fee shall be wire transferred to MetLife when Borrower submits this Application. If agreed to by MetLife, the Commitment Fee may also be in the form of a cashier’s or certified check. If MetLife accepts this Application, the Commitment Fee shall be retained by MetLife as its fee for acceptance of the Application. If MetLife does not accept this Application, the Commitment Fee shall be returned to Borrower except for any out of pocket expenses incurred by MetLife in connection with this Application or the Closing Conditions.

(c) Good Faith Deposit. Funds in the amount of the Good Faith Deposit shall be wire transferred to MetLife when Borrower submits this Application. If agreed to by MetLife, the Good Faith Deposit may also be in the form of a cashier’s or certified check, or a clean irrevocable sight draft letter of credit, issued by a bank and in a form Approved by MetLife. The Good Faith Deposit will be returned to Borrower on the date of the Closing, subject to MetLife’s right to keep the Good Faith Deposit in the circumstances described below. Borrower agrees that the acceptance of the Good Faith Deposit does not constitute an acceptance of this Application by MetLife. If MetLife does not accept this Application, the Good Faith Deposit shall be returned to Borrower except for any out of pocket expenses incurred by MetLife in connection with this Application or the Closing Conditions which exceed the amount of the Commitment Fee.

METLIFE WILL BE ENTERING INTO CONTRACTS WITH OTHER PARTIES IN RELIANCE UPON BORROWER’S FULFILLMENT OF BORROWER’S OBLIGATIONS UNDER THIS APPLICATION, INCLUDING AGREEMENTS WITH RESPECT TO THE FIXING OF THE INTEREST RATE PRIOR TO THE FUNDING OF THE LOAN. IF BORROWER ATTEMPTS TO REVOKE THIS APPLICATION PRIOR TO THE DATE OF ITS ACCEPTANCE BY METLIFE OR IF METLIFE ACCEPTS THIS APPLICATION, AND THE TERMS OF THIS APPLICATION AND THE CLOSING CONDITIONS ARE NOT COMPLETED OR SATISFIED BY THE EXPIRATION DATE FOR ANY REASON OTHER THAN AN EXPRESS DEFAULT BY METLIFE HEREUNDER, AND METLIFE DOES NOT DISBURSE THE LOAN, METLIFE SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN AN AMOUNT EQUAL TO THE AMOUNT OF THE GOOD FAITH DEPOSIT. THESE LIQUIDATED DAMAGES ARE INTENDED TO COMPENSATE METLIFE FOR LOSSES SUSTAINED ON ITS OTHER CONTRACTS, TIME SPENT, LABOR AND SERVICES PERFORMED, LOSS OF INTEREST AND ANY OTHER LOSS WHICH MIGHT BE INCURRED BY METLIFE IN CONNECTION WITH THIS TRANSACTION. BOTH PARTIES AGREE THAT METLIFE’S DAMAGES AS A RESULT OF A DEFAULT ARE NOT FULLY CAPABLE OF BEING ASCERTAINED AT THIS TIME AND THE AMOUNT OF LIQUIDATED DAMAGES REPRESENTS BORROWER’S AND METLIFE’S BEST ESTIMATION AT THIS TIME OF THESE DAMAGES. HOWEVER, NOTHING CONTAINED IN THIS PROVISION SHALL RELEASE BORROWER FROM OR LIMIT THE LIABILITY OF BORROWER FOR THE COSTS AND EXPENSES SET FORTH IN PROVISION 11 OF THIS APPLICATION.

11. EXPENSES. Borrower shall be responsible for payment of all fees, costs, and expenses incurred by MetLife and/or Borrower in connection with the Loan and the transactions contemplated by this Application, including without limitation all survey costs, costs of inspections and reports required in this Application or in the Closing Conditions, appraisal fees, brokerage commissions, title charges, title insurance premiums, recording charges, architect’s, engineer’s, environmental consultant’s and reasonable attorney’s fees and expenses, taxes and revenue stamps applicable to the Note and/or Mortgage, travel expenses of MetLife’s Architectural and Engineering Services employees and a real estate tax service contract. These expenses shall be paid by Borrower even if MetLife does not accept this Application or, if this Application is accepted and MetLife does not disburse the Loan, unless the failure to disburse constitutes a default by MetLife. Borrower’s obligation for the expenses set forth in this provision is in addition to its obligation to pay the Commitment Fee, Non-Refundable Processing Fee and Good Faith Deposit.

12. BROKER. Borrower represents that it has not retained nor otherwise engaged a broker in connection with this Application. MetLife shall have no obligation for, and Borrower shall indemnify and hold MetLife harmless from, the payment of any brokerage commissions or fees of any kind and any legal fees and/or expenses incurred by MetLife in connection with any claims (by parties other than MetLife or its subsidiaries) for brokerage commissions or fees with respect to this Application or the Loan.

13. PROHIBITIONS ON ASSIGNMENT. Borrower may not assign or otherwise transfer its rights under this Application whether voluntarily or by operation of law without MetLife’s Approval, which may be given or withheld in its sole discretion. Any assignment or transfer without MetLife’s Approval or any change in Borrower’s structure (if Borrower is a legal entity other than an individual), including but not limited to, a change in partners, or stockholders, or members, or trustees or beneficiaries, or other constituent entities owning directly or indirectly interests in Borrower, without MetLife’s Approval, which may be given or withheld in its sole discretion, shall constitute a default and release MetLife from its obligations under this Application. MetLife may, at its option, assign this Application to, or enter into co-lending arrangements with, its subsidiaries and/or affiliates.

14. SINGLE PURPOSE ENTITY. Borrower shall be a single purpose entity and the Loan Documents and its organizational documents shall provide that Borrower shall not: (i) engage in business other than owning and operating the Property; (ii) acquire or own a material asset other than the Property and incidental personal property; (iii) maintain assets in a way difficult to segregate and identify or commingle its assets with the assets of any other person or entity; (iv) fail to hold itself out to the public as a legal entity separate from any other; (v) fail to conduct business solely in its name or fail to maintain records, accounts or bank accounts separate from any other person or entity; (vi) file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for benefit of creditors without the unanimous consent of its partners or members, as applicable; (vii) incur additional indebtedness except for trade payables in the ordinary course of business of owning and operating the Property, provided that such indebtedness is paid within 90 days of when incurred, and Permitted Debt (as provided and in accordance with Provision 16(l)); (viii) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or (ix) modify, amend or revise its organizational documents with respect to any of the foregoing matters described in this Provision 14.

15.	MISCELLANEOUS.

(a) The rights and obligations of the parties with respect to this Application, the Closing Conditions and any commitment resulting from the acceptance by MetLife of the offer contained in this Application, shall be determined in accordance with the laws of the state of New York. The rights and obligations of the parties with respect to the Loan Documents, the Environmental Indemnity Agreement and the Guaranty shall be determined in accordance with the laws of the state in which the Property is located.

(b) All waivers of any breach or default must be in writing to be effective. No waiver shall be deemed or construed to be a waiver of any other breach or default. The failure on the part of either party to complain of any act, or failure to act, or to declare the other party in default shall not constitute a waiver by such party of its rights under this Application or the Closing Conditions.

(c) This Application and the Closing Conditions contain the entire agreement and understanding of the parties with respect to the Loan. All prior discussions, negotiations, commitments, and understandings related to the Loan are merged into this Application and the Closing Conditions. Except for the exercise of unilateral rights which are granted to a party under this Application or the Closing Conditions, this Application cannot be changed, modified or amended except by an instrument in writing signed by the affected party. Titles used in this Application and the Closing Conditions are for convenience only and neither limit nor amplify their provisions.

(d) Time is of the essence with respect to the performance of Borrower’s obligations contained in this Application and the Closing Conditions.

(e) In order to expedite the transaction contemplated herein, a telecopy of, or an electronic PDF file with, signatures may be used in place of original signatures on this Application. Borrower and MetLife intend to be bound by the signatures on the telecopy or PDF file document, are aware that the other party will rely on the telecopy or PDF file signatures, and hereby waive any defenses to the enforcement of the terms of this Application based on the form of signature.

(f) At Closing, all information contained in material submitted by Borrower shall be true and correct without material, adverse change and Borrower shall so certify. Except as may be otherwise permitted by MetLife neither Borrower, nor any person or entity comprising Borrower which is a partner, member or shareholder of Borrower, nor any liable party, nor any tenant or combination of tenants renting 10% or more of the space in the Improvements, nor any guarantor of any lease of 10% or more of the space in the Improvements shall be involved as a debtor in a bankruptcy or reorganization proceeding. Except as may be otherwise permitted by MetLife, no part of the Property shall have been damaged and not repaired to MetLife’s satisfaction nor taken in condemnation, or involved in a pending condemnation proceeding.

16.	ADDITIONAL APPLICATION PROVISIONS.

(a) Capital Reserve. Borrower shall, at Closing, deposit $12,000,000.00 (“Capital Reserve”) into a non-interest bearing escrow account with MetLife for renovation of the guest rooms and bathrooms and lobby corridors and certain capital improvements to the property identified and recommended in the Building Consultant, Ltd. Report dated May 26, 2010 (collectively, “Renovations”), which items shall be completed as required by MetLife to MetLife’s satisfaction not later than twenty-four (24) months after the Closing. The Capital Reserve shall represent 100% of the estimated cost to complete the Renovations. For purposes of Provision 5(f) of the Application, the Capital Reserve shall be deemed to be part of the Property.

MetLife shall disburse amounts from the Capital Reserve to reimburse Borrower for the costs incurred in connection with the Renovations upon Borrower’s request and satisfaction by Borrower of certain conditions and the delivery of certain items required by MetLife. Borrower will be permitted to request disbursements from the Capital Reserve one time per calendar month in amounts not less than $100,000. Renovations work shall be overseen by a general contractor, acceptable to MetLife, who will manage the Renovations work and prepare documentation for draw requests. MetLife will have the right to inspect work during the process and prior to final disbursement of Capital Reserve funds. The capital reserve budget and any changes thereto, for the Renovations shall be subject to MetLife’s approval.

(b) Licenses and Permits. All authorizations, licenses and permits, including without limitation, operating permits, liquor licenses and all other authorizations or permits necessary or appropriate for the Improvements to be fully operated as a first-class hotel shall have been validly obtained, paid for and be in full force and effect. These authorizations, licenses and permits shall, to the extent permitted by law, be assigned to MetLife as additional security for the Loan.

(c) Management Agreement. The Hotel Management Agreement (as defined below) shall be in full force and effect and Manager (as defined below) shall have no defenses or claims against Borrower with respect thereto, and MetLife shall be furnished with evidence satisfactory to MetLife, including but not limited to an estoppel certificate from Manager, that the foregoing are true as of the Closing of the Loan. The Hotel Management Agreement shall be subordinated to the lien of the Mortgage pursuant to a subordination and nondisturbance agreement (“Subordination of Hotel Management Agreement”) which is to be insured under MetLife’s title policy, and further shall be assigned to MetLife as additional security for the Loan. The Subordination of Hotel Management Agreement and the assignment agreement shall be in recordable form and subject to MetLife’s approval.

The term “Hotel Management Agreement” shall mean the agreement dated as of September 20, 1985, as amended by amendments dated July 25, 1986, July 24, 1987, August 31, 1988, Letter dated June 30, 1999, Assignment and Assumption of Leases, Contracts, Licenses, Warranties and Permits dated March 2001, Letter dated February 5, 2003, Letter dated August 22, 2003, Assignment and Assumption of Leases, Contracts, Licenses and Permits dated June 29, 2004, Letter dated April 4, 2006, Letter dated April 3, 2007 and Assignment and Assumption of Management Agreement and Manager Consent dated August 31, 2007 between New DTRS La Jolla, L.L.C. (or its predecessor in interest) and Hyatt Corporation (the “Hotel Manager”), which Hotel Management Agreement shall be subject to MetLife’s approval. Any amendment or modification of the Hotel Management Agreement or new or subsequent agreements providing for the management and operation of the Hyatt Regency at Aventine Hotel shall also be subject to MetLife’s approval.

(d) Accounts Receivable. The Accounts Receivable (as defined below) and all other property required to be assigned to MetLife as additional security for the Loan shall be assigned to MetLife as collateral security for the Loan. The term “Accounts Receivable” shall mean any right of Borrower, arising from the operation of the Property, to payment for goods sold or leased, for services rendered, or for the rental or use of the Property, whether or not yet earned by performance, including, without limiting the generality of the foregoing, (i) all accounts arising from the operation of the Property, and (ii) all rights to payment from any consumer credit or charge card organization or entity (such as or similar to the organizations or entities which sponsor and administer the American Express Card, the Visa Card, the Carte Blanche Card and the Master Card). Accounts Receivable shall include all of the foregoing rights to payment, whether now existing or hereafter created, and all substitutions therefor, proceeds thereof (whether cash or non-cash, movable or immovable, tangible or intangible) received upon the sale, exchange, transfer, collection or other disposition thereof or substitution therefor, and all of the proceeds from all of the foregoing.

(e) Furniture, Fixtures and Equipment. MetLife shall require a first lien security interest on all furniture, fixtures and equipment, and any reserve(s) for such items held by the Hotel Manager, located on or used in connection with the Real Property or its occupancy or operation, including but not limited to restaurant equipment. Borrower shall execute and deliver to MetLife a security agreement with a complete inventory of the furniture, fixtures and equipment located on or used in connection with the Real Property. Proof satisfactory to MetLife shall be furnished that all furniture, fixtures and equipment have been paid for in full. If any equipment is leased and MetLife consents to such leasing, MetLife shall have the right to approve the terms of any leases and to receive an assignment of the tenant’s interest in any leased equipment. MetLife shall also receive from the lessor of such equipment (i) an estoppel certificate reflecting the lease agreement and the defaults, if any, of Borrower under the lease agreement, and (ii) an agreement providing that if MetLife shall ever become the owner of the Real Property, such lessor’s lease, at MetLife’s option, may be assumed by MetLife at the same rental charges, and under the same terms and conditions as are presently contained in such lease. Any lease referred to in the preceding sentence shall be subject to MetLife’s Approval.

(f) Security for Loan. For purposes of Provision 5(f) of the Application, the licenses and permits, the Capital Reserve, the Hotel Management Agreement, the Accounts Receivable, Impounds for Impositions or Insurance Premiums, Furniture, Fixtures and Equipment and any Reserve for the replacement of Furniture, Fixtures and Equipment shall be deemed to be part of the Property.

(g) Continuous Operations. The Property shall be continuously open for business with the public and operated as a full service hotel, sports facility and spa, and restaurant, without interruption unless otherwise approved by MetLife in its commercially reasonable discretion, except in the event of (i) casualty or condemnation, (ii) a force majeure event, such as but not limited to, inclement weather, strike or labor stoppage, riot or other civil unrest, and closings ordered or recommended by governmental authorities, and/or (iii) temporary, rolling closures of portions of the Property for customary repairs and maintenance and/or room renovations or other capital improvements; provided however, without limitation of the foregoing, (A) in no event shall more than 20% of the guest rooms at the Property be closed at any one time, and (B) in no event shall any closure of any single part of the Property continue for more than four (4) months. Any renovations, capital improvements and/or repairs and/or closures of the Property that would violate the conditions set forth in clauses A or B shall require MetLife’s consent in its sole discretion.

(h) Lockbox Agreement. At Closing, Borrower shall deliver an active present assignment (“Lockbox Agreement”) to MetLife of rents, issues and profits (“Rents”) derived from the Property and operations relating to the Property. The Lockbox Agreement shall require (i) all tenants under leases (and similar income producing agreements) at the Property, which do not pay Rent directly to the Hotel Manager, to pay all Rents directly to the depository institution selected by Lender to accept Rents (the “Lockbox”), and (ii) the Hotel Manager to pay directly to the Lockbox, all Rents of the Hotel net of all of Hotel Manager’s costs and expenses of operation of the Hotel (including without limitation, payment of any amounts required to be paid to Hotel Manager under the Hotel Management Agreement), and deposits to operating accounts and reserves required under the Hotel Management Agreement in order to ensure the uninterrupted and continuous operation of the Property. The sums held in the Lockbox shall be applied, absent a default, to pay, the following in the following order of priority, as they become due: (a) deposits for Impositions and insurance premiums, as applicable, pursuant to Provision 5(c); (b) A Note debt service (“Monthly A Note Payment”), (c) B Note debt service (“Monthly B Note Payment”), and to the extent funds are available (d) (1) an Asset Management Fee (defined below) to Strategic Hotels & Resorts (“Monthly Asset Management Fee”) and as applicable, then (2) the Asset Management Fee Accrual Amount, and the remaining balance, if any, to (e) (1) any B Note Accrual Amount, and then (2) amortization of the original principal amount of the B Note. The amount of the Asset Management Fee shall be equal to the greater of (i) one percent (1.0%) of Gross Revenues (as defined in the Hotel Management Agreement) of the Hotel, or (ii) three and one-half percent (3.5%) of EBITDA determined in accordance with generally accepted accounting principles; provided that for purposes of the Loan, EBITDA shall mean Hotel earnings before interest, income taxes, depreciation and amortization and before payment, if any, of any Asset Management Fees or Asset Management Fee Accrual Amount. The calculation of the Asset Management Fee and Asset Management Fee Accrual Amount is subject to the review and approval by MetLife.

Notwithstanding the terms of the preceding paragraph, in the event that net cash flow, as determined by MetLife in is sole discretion, in any month is insufficient to pay the next Monthly B Note Payment, the unpaid amount of the Monthly B Note Payment for such month (each such unpaid monthly amount and all such amounts, together in the aggregate the “Monthly B Note Accrual Amount) shall be added to the principal balance of the B Note; interest on the Monthly B Note Accrual Amount shall accrue and compound monthly at the B Note Annual Interest Rate (the Monthly B Note Accrual Amount plus all accrued and compounded interest thereon shall be referred to in the aggregate as the “B Note Accrual Amount”). In no event shall more than twenty four (24) months of Monthly B Note Payments (or portions of a Monthly B Note Payment) be accrued during the Loan Term, nor shall the aggregate Monthly B Note Accrual Amount exceed Four Million Dollars ($4,000,000) during the Loan Term (“B Note Accrual Cap”). In addition, in the event that net cash flow, as determined by MetLife in is sole discretion, in any month is insufficient to pay the next Monthly Asset Management Fee due to be paid, the unpaid amount of the Monthly Asset Management Fee for such month (each such monthly amount and all such amounts, together in the aggregate the “Asset Management Fee Accrual Amount), may be accrued. For purposes of the Loan, the Asset Management Fee Accrual Amount shall not accrue interest. All aspects of the Asset Management Fee and Asset Management Fee Accrual Amount shall in all events be subordinate to the lien of the Mortgage and Borrower shall cause to be delivered to MetLife, prior to and as a condition to Closing, written agreement by Strategic Hotel Funding, L.L.C. of such subordination, among other terms, in form and substance reasonably acceptable to MetLife.

(i) Independent Director. In addition to the requirements set forth in this Application, the board of directors of Borrower or its special purpose entity general partner, if applicable, must include at least one independent director (or its equivalent if Borrower is an entity other than a corporation) who is not employed by, related to or affiliated with Borrower or with any entity or person which is a constituent member of Borrower. The independent director shall be subject to the approval of the then holder of the Loan.

(j) Non-Consolidation Opinion. In addition to the requirements set forth in the Application, MetLife may require a “non-consolidation” opinion Approved by MetLife from Borrower’s counsel in the form customarily required for loan securitizations. The non-consolidation opinion shall include opinions to the effect that (i) the assets of Borrower shall not be consolidated with the assets of Borrower’s general partner(s), managing member(s) or principal shareholder(s), as the case may be (“Controlling Party”) or any other person or entity owning directly or indirectly more than a 49% interest in Borrower in the event of a bankruptcy or insolvency of such persons or entities, and (ii) the assets of the Controlling Party shall not be consolidated with the assets of any persons or entities owning directly or indirectly more than 49% of the Controlling Party in the event of a bankruptcy or insolvency of such persons or entities.

(k) Interest Rate Protection. At or prior to the Closing Date, Borrower shall enter into an interest rate cap agreement (Initial Interest Rate Cap) with a LIBOR Strike Rate (LIBOR 30 days) of not greater than 2.50% (resulting in an Annual Interest Rate for the A Loan of 6.50%) for a term of not less than one year and not greater than 3 years in duration. Not later than 30 days prior to the expiration of the Initial Cap Agreement and any Replacement Cap Agreement, Borrower shall enter into an Interest Rate Cap Agreement (the “Replacement Cap Agreement”, and together with the Initial Cap Agreement and any subsequent replacement or renewal of either of them, collectively, the “Rate Cap Agreement”), which shall protect against an increase in interest rates which would cause the Debt Service Coverage Ratio to be less than 1.10. Each Replacement Cap Agreement shall have a term of not less than one year and comply with all terms of this Provision 16(k). Each Rate Cap Agreement (i) shall be in form acceptable to MetLife, (ii) shall be with a counterparty acceptable to MetLife and which counterparty shall have a credit rating of “A2” or better by Moody’s Investors Service, Inc., and “A” or better by Standard and Poor’s Rating Group, (iii) shall direct such acceptable counterparty to deposit any and all payments due under the Rate Cap Agreement directly into an account designated by MetLife so long as any portion of the Loan remains outstanding, provided however, for purposes of this requirement, the Loan shall be deemed to be remaining outstanding if the Property is transferred to MetLife (or its nominee or designee) by judicial foreclosure or non-judicial foreclosure or by deed-in-lieu thereof, (iv) [reserved], and (v) shall have an initial notional amount equal to the principal balance of the Loan. Borrower shall collaterally assign to MetLife all of its right, title and interest to receive any and all payments under the Rate Cap Agreement, and shall deliver to MetLife an executed counterpart of such Rate Cap Agreement which shall by its terms authorize the assignment to MetLife and require that payments be deposited directly into the account as shall be designated by MetLife. Borrower shall comply with all of its obligations under the Rate Cap Agreement. All amounts paid by the counterparty under the Rate Cap Agreement to Borrower or MetLife shall be deposited immediately into such account as shall be designated by MetLife. The Rate Cap Agreement and the aforesaid account designated by MetLife shall be deemed to be part of the “Property” for purposes of Provision 5(f) of the Application. Borrower shall take all actions reasonably required by MetLife to enforce MetLife’s rights under the Rate Cap Agreement in the event of a default by the counterparty and shall not waive, amend or otherwise modify any of its rights thereunder. In the event of a downgrade, withdrawal or qualification of the rating of the counterparty by Moody’s Investors Service, Inc., or by Standard & Poor’s Ratings Group, at MetLife’s option, Borrower shall replace the Rate Cap Agreement with a replacement Rate Cap Agreement with a counterparty acceptable to MetLife not later than ten (10) business days following receipt of notice from MetLife of such downgrade, withdrawal or qualification. In the event that Borrower fails to purchase, deliver and/or maintain the Rate Cap Agreement or any replacement thereof as required hereby, MetLife may (in addition to exercising any of its other rights and remedies) purchase such Rate Cap Agreement or any replacement thereof and the costs incurred by MetLife in purchasing and maintaining the same shall be paid by Borrower with interest thereon at the default rate from the date such cost was incurred by MetLife until such cost is paid by Borrower to MetLife. In connection with the Rate Cap Agreement, Borrower shall obtain and deliver to MetLife at the Closing and at the time of each renewal or replacement of the Rate Cap Agreement, an opinion of counsel for the counterparty (upon which MetLife and its successors and assigns may rely) in form, scope and substance acceptable to MetLife regarding the authorization of the counterparty, the legality, validity, and binding effect of the Rate Cap Agreement, and such other matters as MetLife shall reasonably require. In each instance prior to purchasing a Rate Cap Agreement, Borrower shall provide a copy of its bid package to MetLife for MetLife’s review and approval for conformity with the requirements set forth herein. The obligation to purchase and maintain the Rate Cap Agreement and any replacement thereof shall be fully recourse to Borrower and the Liable Parties.

As used herein the following terms shall have the following meanings.

“Debt Service Coverage Ratio” shall mean the ratio of Projected Adjusted Net Operating Income derived from the Property divided by the aggregate annual Projected Debt Service Payments, as reasonably determined by MetLife.

“Total Revenue” means, without duplication, (A) all revenue, derived from the ownership and/or operation of the Hotel, Sporting Club and Restaurant, from whatever source, including, but not limited to, Rents, but (B) excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any governmental authority, security deposits, refunds and uncollectible accounts, proceeds of casualty insurance and condemnation awards (other than rental insurance or other loss of income insurance), income from the sale of Furniture, Fixtures and Equipment and any disbursements from the Capital Reserve Account.

“Operating Expenses” means the sum of (i) departmental expenses, (ii) undistributed operating expenses, (iii) management fees, (iv) insurance, (v) real estate taxes, (vi) rental payments (made pursuant to the Cafe Japengo lease dated July 2, 1999 and amended October 19, 2000), (vii) other required disbursements to the owner of the office building adjacent to the Property in accordance with the Declaration of Covenants, Easements and Restrictions (Aventine) dated July 2, 1999, and (viii) deposits to reserves to replace furniture, fixtures, and equipment held by Hotel Manager. Operating Expenses shall exclude (a) incentive management fees, (b) Operating Lease payments with respect to the Hotel which are payable after payments of debt service with respect to the Loan pursuant to the Hotel Management Agreement, (c) total debt service for such period, (d) financing costs, (e) depreciation and amortization, (f) capital expenditures, (g) capital improvements, (h) income taxes, (i) sales, use and occupancy or other taxes on receipts and (j) all other non-cash charges or expenses.

With respect to Total Revenues and Operating Expenses, the above definitions are based on the Uniform System of Accounts for the Lodging Industry (Tenth Revised Edition).

“Projected Adjusted Net Operating Income” means Total Revenues less Operating Expenses for the Property, in each case as projected by the Borrower for the succeeding twelve month period.

“Projected Debt Service Payments” means the total Projected Debt Service Payments for the A Note and the B Note during the fiscal period being evaluated, determined by MetLife as follows:.

Projected Debt Service Payments for the A Note will be the product of (a) the Estimated Annual Interest Rate for the A Note multiplied by (b) $72 million. The “Estimated Annual Interest Rate” for the A Note for the succeeding twelve month period shall be the sum of (x) the average forward LIBOR – 30 day rate (based on the forward LIBOR – 30 day Rate derived from Bloomberg or other similar service) plus (y) 400 basis points, but in no event shall the Estimated Annual Interest Rate for the A Note be less than 4.50%.

Projected Debt Service Payments for the B Note will be the product of (c) the Annual B Note Interest Rate multiplied by (d) the outstanding principal balance of the B Note at the time of determination including any outstanding B Note Accrual Amount.

(l) Permitted Debt. Borrower and Operating Lessee shall be allowed to incur the following indebtedness and obligations (“Permitted Debt”), which other than the Loan under the following clause (i) shall not be secured by the Property: (i) the Loan and any related obligations to MetLife, (ii) unsecured amounts payable for or in respect of the operation of the Property incurred in the ordinary course of Borrower’s business (“Trade Payables”), paid by Borrower within sixty (60) days of incurrence, provided that in no event shall the aggregate amount of such Trade Payables incurred by Borrower exceed two percent (2%) of the aggregate Loan Amount, (iii) capital lease obligations incurred in the ordinary course of business and operation of the Property, but in no event shall the annual scheduled debt service on such indebtedness or obligations exceed the aggregate amount of $250,000.00, (iv) any management fees accrued in accordance with the terms of the Management Agreement but which are not yet due and payable, (v) subject to the terms and conditions of Provision 5(c), Impositions not yet due and payable or delinquent, or which are being diligently contested in good faith provided that Borrower shall have first deposited cash (or other security approved by MetLife such as a bond or letter of credit) with MetLife as a reserve in an amount that MetLife determines is sufficient to pay the Impositions plus all fines, interest, penalties and costs which may become due pending the determination of the contest, and (vi) indebtedness relating to liens in respect of Property or assets imposed by law which were incurred in the ordinary course of business (individually or collectively as the context requires, “Mechanics’ Lien(s)”), such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar liens arising in the ordinary course of business, and liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable, or which are being diligently contested in good faith provided that Borrower shall have first deposited cash (or other security approved by MetLife such as a bond or letter of credit) with MetLife as a reserve in an amount that MetLife determines is sufficient to pay the Mechanic’s Lien plus all fines, interest, penalties and costs which may become due pending the determination of the contest.

17. CLOSING CONDITIONS. If MetLife accepts this Application, its obligations shall be conditioned upon the fulfillment by Borrower of the terms of this Application as well as each of the Closing Conditions attached as Exhibit A.

18. IRREVOCABLE OFFER. This Application constitutes an offer to borrow which shall be irrevocable by Borrower for a period of 40 days following the date this Application has been received by MetLife, together with the Commitment Fee, the Non-Refundable Processing Fee and the Good Faith Deposit. MetLife may accept this offer by signing in the space provided on the enclosed copy and mailing the signed copy to Borrower. If MetLife accepts this offer to borrow, this Application shall constitute a commitment that shall be binding upon Borrower and MetLife and enforceable by both parties. If MetLife does not accept this offer within this 40 day period, this Application shall be void (except provisions that impose obligations on the Borrower even if this Application is not accepted) unless MetLife, having the sole option to do so, extends the period in which this Application is irrevocable and the Expiration Date for 10 days by written notice to Borrower.

Dated: August 3rd, 2012	NEW AVENTINE, LLC A Delaware limited liability company

	By:	/s/ Diane M. Morefield
	Name:	Diane M. Morefield
	Title:	Executive Vice President/Chief Financial Officer

MetLife hereby accepts this Application this 12th day of September, 2012.

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

By:	/s/ John D. Menne
Name:	John D. Menne
Title:	Managing Director

ECOA Notice. If this Application is not accepted by MetLife, Borrower has the right to a written statement of the specific reasons for the non-acceptance. To obtain the statement, please contact the person whose name, address and telephone number is set forth below as Borrower’s Loan Representative, within 60 days from the date Borrower is notified of MetLife’s decision. MetLife will send to Borrower a written statement of reasons for the denial within 30 days of receiving Borrower’s request for the statement.

Notice: The Federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, marital status, age (provided the applicant has the capacity to enter into a binding contract); because all or part of the applicant’s income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act. The federal agency that administers compliance with this law concerning this creditor is the Federal Trade Commission—Equal Credit Opportunity—Washington, D.C. 20580.

USA Patriot Act Notice. In accordance with the USA Patriot Act, notice is hereby given that MetLife intends to obtain, verify and record information related to Borrower’s identity in connection with the transaction contemplated by this Application. In connection with the foregoing, Borrower hereby consents to MetLife seeking and obtaining information that will allow MetLife to verify Borrower’s identity including requesting identifying documents (such as in the case of an individual, a driver’s license or other identifying documents), checking references with financial institutions and using commercially available information and databases to verify Borrower’s identity.

California Insurance Notice. Borrower is advised of the provisions of California Civil Code Section 2955.5 (a), which provides that “No lender shall require a borrower as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.”

LOAN REPRESENTATIVE:

Mark Fritz

MetLife – Real Estate Investments

333 South Hope Street, Suite 3650

Los Angeles, CA 90071

Telephone:  213-576-1866

Facsimile:   213-627-4334

Main:          213-625-3700

EXHIBIT A

CLOSING CONDITIONS

Following is a summary list of MetLife’s due diligence conditions. Each of the items below shall be delivered by Borrower within the time frame set forth below and is subject to MetLife’s Approval.

GENERAL REQUIREMENTS

1.)	Certified financial statements – for Borrower and for Strategic Hotel Funding, L.L.C. (within 7 days after Delivery Date).

2.)	Certified current operating expense statement and budget for Property (within 7 days after Delivery Date).

3.)	Leases – the standard form of lease, if any, and each Lease affecting the Improvements including all amendments (within 7 days after Delivery Date).

4.)	Certified Rent Roll – listing all tenants (within 7 days after Delivery Date).

5.)	MAI appraisal – an appraisal of the Property based on the “As—Is” value of the Property as determined in a self-contained narrative appraisal report (USPAP compliant) prepared by a MAI appraiser retained by MetLife (within 21 days after the Delivery Date).

6.)	Tenant estoppel certificates – from all tenants (within 25 days after MetLife’s acceptance of this Application).

7.)	Evidence regarding Leasing Commissions – evidence that all agreements to pay leasing commissions, brokers fees or management fees are subordinate to the Mortgage and shall not be enforced against MetLife (within 25 days after MetLife’s acceptance of this Application).

8.)	Subordination, non-disturbance and attornment agreements (“SNDA”) – from tenants as requested by MetLife (within 25 days after MetLife’s acceptance of this Application). Within such time period, Borrower shall also provide any information in Borrower’s possession, or will request such information from the respective tenant(s) if not in Borrower’s possession, with respect to any tenant(s) from whom an SNDA is sought, as is reasonably necessary for MetLife to complete its Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) due diligence procedures in accordance with MetLife’s current policies.

ARCHITECTURAL REQUIREMENTS

1.)	Plans and Specifications, Architectural Reports and Flood Zone Information. Within 7 days after delivery of the Application, (i) 2 copies of detailed plans and specifications or a PDF electronic version and 1 paper copy, (ii) any existing reports or studies such as environmental, architectural, geotechnical, structural, mechanical, electrical, plumbing, vertical transportation, curtain wall and construction and (iii) evidence showing that no part of the Improvements or parking areas is located within a flood zone.

2.)	Property Condition Assessment (“PCA”). MetLife and its representatives, including an engineering or architectural firm designated by MetLife, shall have the right, at Borrower’s expense to perform a PCA or other inspections of the Improvements deemed necessary by MetLife. MetLife shall not be obligated to disburse the Loan unless all matters disclosed by or reflected in the inspections conducted by MetLife have been Approved by MetLife. In the event that MetLife and Borrower agree that Borrower shall provide the PCA, then 3 copies of the PCA and a letter Approved by MetLife permitting MetLife to rely on the PCA shall be provided to MetLife within 21 days after MetLife’s acceptance of the Application.

3.)	Probable Maximum Loss Study (“PML”). The PML Study is a required component of the PCA for properties located within high risk seismic zones defined by the Uniform Building Code to be Zones 3 and 4. This study must be conducted by a consultant Approved by MetLife and must be satisfactory to MetLife in its sole discretion.

4.)	Environmental Site Assessment (“ESA”). The Real Property shall not have been used for the disposal or storage of hazardous wastes or toxic materials or otherwise subjected to hazardous wastes or toxic materials. MetLife, at Borrower’s sole cost and expense, shall have an engineer or environmental consultant Approved by MetLife perform an ESA and, if deemed necessary by MetLife additional investigations and reports, including, without limitation, a Phase II site investigation and environmental audit of the Real Property and the immediate surrounding area in accordance with MetLife’s guidelines. Borrower shall comply fully with all of the requirements and recommendations set forth in the reports and if appropriate, revised reports will be obtained and forwarded to MetLife. In the event that MetLife and Borrower agree that Borrower shall provide the ESA then 3 copies of the ESA and a letter Approved by MetLife permitting MetLife to rely on the ESA shall be provided to MetLife within 21 days after MetLife’s acceptance of the Application.

5.)	Streets and Utilities. Evidence that (i) all streets adjoining the Land have been completed, dedicated and accepted for maintenance and public use by the appropriate governmental authorities, (ii) there is access from the streets adjoining the Land to the Real Property sufficient to support the operation of the Property for its intended use, and (iii) all utilities for the Improvements enter the Land from public streets or through valid easements Approved by MetLife.

6.)	Survey and Surveyor’s Certificate. Within 21 days after acceptance of the Application by MetLife, Borrower shall provide for MetLife’s Approval a survey and licensed surveyor’s certificate dated after completion of the Improvements and not more than 90 days prior to the Expiration Date. The survey shall be made in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys including Items from Table A thereof as required by MetLife. In addition, the survey shall show any material property specific physical matters reasonably required by MetLife.

LEGAL REQUIREMENTS

1.)	Title and Title Insurance. Borrower shall furnish a title commitment and copies of all recorded documents affecting title within 7 days after acceptance of the Application. The Mortgage shall be a first lien on the unencumbered, marketable, fee simple absolute title to the Real Property free of any (a) mechanics’ or materialmen’s liens which are or may become prior to the Mortgage, or (b) special assessments for work completed or under construction on the Closing date. All title exceptions and endorsements shall be subject to MetLife’s Approval. Reciprocal easement agreements, operating covenants and all other agreements affecting the use and occupancy of the Real Property in common with others shall be subject to MetLife’s Approval. Easements which benefit the Property shall not be affected by a tax foreclosure sale of the property through which the easements run.

The pro-forma title insurance policy shall be delivered to MetLife no later than 25 days after the acceptance of the Application insuring MetLife as the holder of the Mortgage. The title policy or policies, including endorsements required by MetLife, shall be issued by a company or companies Approved by MetLife and in a form Approved by MetLife, with reinsurance as may be required by MetLife and shall be delivered at Closing. In addition, co-insurance shall be provided for loans of more than $100,000,000.

2.)	Personal Property. Borrower shall furnish MetLife with preliminary UCC searches on the Borrower and all principals of the Borrower within 21 days after acceptance of the Application. A first priority security interest in the Personal Property shall be created by the Mortgage or such other UCC instrument as MetLife shall reasonably require and be properly perfected under applicable state law.

3.)	Organizational Documents and Authorizations. Within 21 days after acceptance of the Application, Borrower shall submit organizational documents, incumbency certificates and borrowing authorizations for itself and all Liable Party.

4.)	Opinions. MetLife shall be represented by counsel selected by it. At the Closing, Borrower’s counsel and, if requested by MetLife, MetLife’s counsel, shall deliver to MetLife an opinion addressed to MetLife, which shall be subject to MetLife’s Approval, concerning the legality, validity, enforceability and binding effect of all documents required in connection with the Loan. A draft opinion letter shall be delivered to MetLife no later than 21 days after the acceptance of the Application by MetLife.

5.)	Compliance with Governmental and Other Requirements. Within 21 days after acceptance of the Application, Borrower shall furnish for MetLife’s Approval evidence establishing that (1) the Real Property, the Improvements and their use comply with all (a) applicable zoning, subdivision, environmental, fire safety, building and other governmental laws, ordinances, codes, regulations and orders, and (b) all applicable state and federal laws with respect to design and construction, including but not limited to the Fair Housing Act of 1968 (as amended), the Americans with Disabilities Act of 1990, and (c) all covenants, conditions or restrictions affecting the Real Property and (2) the Property is a separate subdivided lot with a separate tax assessment and billing and (3) the zoning and/or subdivision approval is based solely on the Real Property and on no other real property. This evidence may include, without limitation, (i) a certificate of Borrower, (ii) a certificate or certificates of occupancy, (iii) title insurance endorsements, (iv) letters from governmental agencies, and (v) to the extent there is no evidence of compliance Approved by MetLife, an opinion of Borrower’s counsel.

Borrower shall also provide such evidence and such information as may be requested by MetLife so as to ensure compliance with the USA Patriot Act.

INSURANCE REQUIREMENTS

All coverages (including, without limitation, coverage for acts of terrorism), forms, amounts, issuers, deductibles and exclusions subject to MetLife’s Approval. As evidence of insurance, MetLife will accept insurance policies and may accept certificates evidencing such insurance policies; however MetLife will not accept certificates which do not confer rights on MetLife as certificate holder which are satisfactory to MetLife, in its sole discretion. Additionally, in the event MetLife accepts an insurance binder as evidence of insurance, an insurance policy or certificate, satisfactory to MetLife must be submitted to MetLife at least 10 days prior to the expiration date of the binder. MetLife’s insurance requirements are summarized below.

1.	Insurance must be provided on all insurable perils. (All Risk or Special form with Replacement Cost endorsement and agreed amount endorsement waiving all co-insurance provisions).

2.	MetLife must be included as a named Mortgagee and Loss Payee on all Property policies and a named Additional Insured on all Liability policies regardless of the terms or requirements of the Loan.

3.	Insurance must be provided by an A.M. Best “Excellent” rated company with a financial size X ($500mm—$750mm) and for areas with the potential for catastrophic loss (e.g. earthquake, flood) an A.M. Best “Superior” rated company with a financial size of X (or such other financial size as approved by MetLife).

4.	Cut-through endorsements are not allowed.

Property Program: (limits/sublimits for each type of coverage must be indicated as part of evidence of insurance provided).

All Risk	Full Replacement Cost
All Risk Deductible	Loans <$10mm	$50,000
	>$10mm<$25mm	$100,000
	>$25mm	$250,000
Loss of Rents/Business Income	(TBD) Months
Extended Period of Indemnity (“EPI”)	12 months
Boiler & Machinery	Full Replacement Cost
Ordinance and Law conform to	Full Replacement Cost plus increase cost of construction to
	current codes

Windstorm subject to	Full Replacement Cost plus loss of rents and EPI as above and deductibles as Approved by MetLife
Terrorism	Full Replacement Cost
Earthquake Approved by MetLife	Required for UBC Zones 3 and 4 in an amount otherwise plus loss of rents and EPI
Flood or FEMA max	Required except for Flood Zones B, C or X - Replacement Cost
Environmental	Subject to Environmental Site Assessment

Liability Program: (“occurrence” form with combined single limits as set forth below):
General Liability	Loans <$10mm	$ 5,000,000 total coverage
	>$10mm<$25mm	$15,000,000 total coverage
	>$25mm<$50mm	$25,000,000 total coverage
	>$50mm	$50,000,000 total coverage
Auto Liability	$1,000,000 owned/hired/non-owned

Workers Compensation:	Statutory

Employer’s Liability: in the	$1,000,000 per accident/per disease/per employee and per disease in the aggregate

Fidelity:	If Coop or Condo association - $500,000

Other:	Other insurance as may be reasonably required by MetLife against other insurable hazards

Mortgagee Designation:	Metropolitan Life Insurance Company,
its affiliates and/or successors and assigns
10 Park Avenue
Morristown, New Jersey 07962
Attention: Insurance Risk Manager

EXHIBIT B

COVENANTS AND AGREEMENTS WITH RESPECT TO

LIABLE PARTY AND STRATEGIC HOTELS & RESORTS. INC.

(a) Borrower covenants and agrees that at all times during the term of the Loan, as tested at the end of each fiscal quarter, the Consolidated Group (as hereinafter defined in (c) (iii) below) shall be and remain in compliance with the following net worth requirement (the “Minimum Net Worth Requirements”):

(i) (x) SHRI shall retain a Market Capitalization (as hereinafter defined in (c)(i) below) of no less than $175,000,000, and (y) Liable Party shall be the direct or indirect beneficial owner of no less than ten (10) luxury or upper upscale hotels located in North America; or, in the event and only in the event that the requirements in this subsection (a)(i) are not met, then,

(ii) (x) The Consolidated Group Leverage Ratio (as hereinafter defined in (c)(ii) below) of the Consolidated Group shall be no greater than 80% and (y) Liable Party shall be the direct or indirect beneficial owner of no less than ten (10) luxury or upper upscale hotels located in North America.

(b) In the event that Market Capitalization is determined to be less than $175,000,000 as of any reporting date required under the Loan Documents (the “MC Determination Date”), Borrower shall have 90 days from the MC Determination Date to commission and finalize appraisals by a third party valuation firm for use in determining the Consolidated Group Leverage Ratio. The valuation firm shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld. Notwithstanding the foregoing; appraisals which have been finalized by an approved third party valuation firm no more than 6 months prior to the MC Determination Date calculation shall he deemed valid for the determination of the Consolidated Group Leverage Ratio calculation.

(c) Unless otherwise specifically referenced, the following terms shall have the following meanings for purposes of this Section only:

(i) “Market Capitalization” shall be calculated as “Consolidated Shares Outstanding” multiplied by the “Average Share Price.” “Consolidated Shares Outstanding” shall be the sum of consolidated: (i) common shares outstanding, (ii) operating partnership units outstanding, (iii) stock options outstanding, (iv) restricted stock units outstanding, and (v) value creation plan units outstanding under the deferral program, as detailed in the Consolidated Group’s quarterly supplemental financial information or as determined from other sources. “Average Share Price” shall be determined by calculating the average daily closing price of SHRI common stock over the relevant quarter.

(ii) “Consolidated Group Leverage Ratio” shall be calculated by dividing Total Debt by Total Consolidated Appraisal Value. “Total Debt” shall be the sum of: (i) total mortgages and other debt payable, (ii) exchangeable senior notes, net of discount, and (iii) bank credit facility minus the lesser of $40 million or 50% of cash and cash equivalents, as detailed in the Consolidated Group’s quarterly supplemental financial information or as determined from other sources. “Total Consolidated Appraisal Value” shall be the sum of the market value of each hotel under the ownership of the Liable Party, which is consolidated on the consolidated balance sheets on the Consolidated Group’s quarterly financial statements. The following hotel assets are included in the Consolidated Group Leverage Ratio as of the date of the Loan:

Fairmont Chicago

Four Seasons Jackson Hole

Four Seasons Punta Mita

Four Seasons Silicon Valley

Four Seasons Washington, D.C.

Hyatt Regency La Jolla

InterContinental Chicago

InterContinental Miami

Loews Santa Monica Beach Hotel

Marriott Grosvenor Square

Marriott Lincolnshire Resort

Ritz-Carlton Half Moon Bay

Ritz-Carlton Laguna Niguel

Westin St. Francis

(iii) “Consolidated Group” shall mean Liable Party, SHRI and their Subsidiaries (for all purposes in connection herewith, a “Subsidiary” is for any entity, any other entity in which such first entity or a subsidiary of such entity holds capital stock and whose financial results would be consolidated under generally accepted accounting principles (“GAAP”) with the financial results of such first entity on the consolidated financial statement of such first entity).